UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 21, 2014

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Martin Schroeter’s fourth quarter earnings presentation to investors on January 21, 2014, as well as certain comments that Mr. Schroeter made during the question and answer period in connection with the presentation.  Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on January 21, 2014, which included IBM’s press release dated January 21, 2014.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 22, 2014

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Martin Schroeter, IBM’s Senior Vice President and CFO — Finance and Enterprise Transformation.  I want to welcome you to our fourth quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of the webcast will be posted to our Investor Relations website by this time tomorrow.

I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

Now, I’m pleased to turn the call over to Martin Schroeter.

2013 Summary

Thank you for joining us today.  What I’ll do over the next hour or so is to take you through our fourth quarter results, a wrap up of the year, and our view of 2014 earnings per share, and then we’ll take your questions.

A month or so ago, before I assumed the CFO job, I met with a number of investors and analysts, and one of the things I took away is that it’s important for me to be clear on IBM’s 2015 roadmap objective and our ability to achieve the earnings per share.  So I want to start out by saying that we continue to expect to deliver at least $20 of operating EPS in 2015.  We’ll talk about 2014 a little later, and you’ll see that our view of 2014 keeps us on track to that objective.

As we get into the fourth quarter results, you’ll see that our software, services and financing businesses are all on solid ground.  But in hardware, as you know, we’ve entered the back end of the mainframe product cycle, and we’re dealing with some challenges in other areas, together these are impacting our overall results.  IBM does have a resilient model, built on continuous transformation. We’re investing substantially in key opportunity areas and you’ve seen evidence of that in announcements we’ve made in the last two weeks.  And we’re rightsizing and repositioning businesses where the market is shifting.  This enables us to move to higher value and lead in enterprise IT.  As always, we’re positioning our business for the future, and as I noted we continue to expect to achieve at least $20 in 2015 along the way.

So now let me get into the results.  In the fourth quarter, we delivered revenue of $27.7 billion and Operating EPS of $6.13, which is up 14 percent year to year.

We had a good quarter in Software.  The performance was broad-based, with constant currency growth in all brands.  We had strength in several of the areas where we’ve been targeting our investments, like analytics, cloud, and security.  Our Software revenue was up 4 percent at constant currency, and profit was up 6 percent.  Services year-to-year revenue performance was consistent with our third quarter.  GBS again had strong performance, driven by our offerings that address the digitization of the front office.  And we had continued improvements in the year-to-year performance of strategic outsourcing in GTS.  Services revenue was up 1 percent at constant currency, and profit up 2 percent, and we enter the new year with a solid backlog.  Hardware continued to impact our overall performance.  We’re dealing with some challenges in our hardware business models specific to Power, storage and x86.  As expected, in System z we’re impacted by the product cycle, as we wrapped on very strong performance from a year ago.  Together, these dynamics significantly impacted our revenue growth, and profit.  In fact, our hardware segment profit was down over $750 million in the quarter, and $1.7 billion for the year.

From a geographic perspective, performance in growth markets was mixed, though disappointing overall.  Looking at our two largest regions, Asia Pacific was down, primarily driven by China, while again we had good performance in Latin America.

All together, we posted EPS growth of 14 percent, which we achieved this through the combination of: continued momentum in key growth areas, which drove a mix to higher-value software and GBS, yield from productivity initiatives, a modest improvement in our ongoing tax rate, along with substantial benefits from tax audit settlements, and the effective use of cash to repurchase shares.

The full year had similar dynamics and similar drivers.  So for 2013 we delivered $99.8 billion in revenue, expanded gross and net margins, and increased our Operating EPS 7 percent to $16.28.  Software, services and financing all expanded margins and grew profit, while hardware declined.  Across our businesses, we had strong performance in big data analytics, cloud, mobile, social and security.

Key Financial Metrics

Looking at our financial metrics for the quarter, IBM’s revenue was down 5 percent, or 3 percent at constant currency.  We had constant currency growth in software, services and financing, which was more than offset by a decline in Systems and Technology.  The currency impact to revenue was 2 points, and currency also impacted our profit performance.  As we’ve discussed in the past, a weakening Yen drops largely to the bottom line.

This quarter we improved gross and net margins.  Our operating gross margin expanded by 30 basis points, driven by services, and an improving mix.  Our pre-tax income of $7.4 billion was down 8 percent, and pre-tax margin down 80 basis points, with the declines driven entirely by our hardware business.  Net margin expanded, reflecting a lower tax rate.  The fourth quarter rate was significantly lower than our normal operating tax rate, and includes the settlement of our US tax audit for the 3 year period from 2008 to 2010.  We accrue taxes for uncertain tax matters in our normal operating rate.  This particular tax audit commenced in late 2011 and concluded with the receipt of the revenue agent report in late November of 2013.  The conclusion of the audit resulted in a reduction of tax expense which was previously recorded in our operational tax rate.  While the audit closure had the most significant impact, there were additional discrete items impacting the rate in the quarter.  Bottom line, we delivered operating EPS of $6.13, again, up 14 percent year to year.

Looking at the cash metrics, we generated free cash flow of $8.4 billion in the quarter, and returned substantial value to shareholders.  For the year we generated $15 billion in Free Cash Flow, which was down over $3 billion year to year.  The decline was driven by our operational performance, higher cash tax payments, and changes in working capital.  I’ll talk more about cash flow later in the call.  We ended the year with a cash balance of over $11 billion, consistent with year-end 2012.

Revenue by Geography

So now I’ll get into the details of the quarter, starting with revenue by geography, and on a constant currency basis.  Americas’ revenue was down 2 percent year to year.  We had strong growth in software.  The deceleration in year-to-year performance from last quarter was driven by the impact from the mainframe product cycle, predominantly in the US.  We grew in Canada, and once again we had good performance in Latin America, led by Brazil.  Our EMEA revenue was down 2 percent, consistent with last quarter.  Western Europe performed in line with the market, and here too we had good software performance.  In Asia Pacific, revenue was down 6 percent.  Within that, we had another good quarter in Japan, where revenue was up 4 percent.  Japan is a great example of how we’ve shifted our investment and redirected our go-to-market focus, to significantly improve our performance.  This is now our fifth consecutive quarter of revenue growth in Japan. Asia Pacific outside of Japan declined.

In total, major markets were down 2 percent, while the growth markets were down 6 percent.  Within the growth markets, we continued to gain share and deliver growth in Latin America and in the Middle East and Africa region.  Our performance in Latin America and Middle East and Africa has been consistently strong, and in particular Latin America had a difficult compare, up 18 percent last year.  In Eastern Europe, the declines moderated, while revenue from the Asia Pacific countries declined at a double-digit rate, primarily driven by China.  Our revenue in China was down 23 percent, so very similar to last quarter.  The largest declines in China were in our hardware business.  We continue to be impacted by the process surrounding the implementation of a broad-based economic reform plan.  While there is more clarity on the overall plan, we continue to believe that it will take some time for our business in China to improve.

So to wrap up the discussion of the growth markets, we had good performance in Latin America and the Middle East and Africa.  And while we’re disappointed with our performance in certain regions of the growth markets, we continue to see good opportunity in all regions over the long term, and we’re continuing to invest in these key markets.

Revenue and Gross Profit Margin by Segment

Turning to the segment perspective, I’ve already commented on the revenue drivers.  Looking at the gross profit, in total, our operating gross margin improved 3 tenths of a point.  We expanded margins in both services segments, and the relative strength in our software business drove an improving mix.  The improvements are mitigated by a 5½ point decline in Systems and Technology.  System z margin is up, as you would expect at this point in the product cycle.  The other hardware brands are down, reflecting business model challenges.  I’ll get into this in the STG section.

Expense Summary

Our Total Operating Expense and Other Income was better by 1 percent year to year.  Acquisitions over the last 12 months drove 2 points of expense growth.  For the last 2½ years, acquisitions contributed between 1 and 3 points of expense growth each quarter.  Currency contributed two points of decline, driven almost entirely by translation.  So, our base expense was better by a point.  Within our base expense, we’re continuing to shift our spending.  We’re driving productivity across the business, primarily through our enterprise productivity initiatives.  Much of the savings is re-invested into the business to drive our growth areas.  So what you see here is the net effect of these actions.

Turning to the categories of expense that had year-to-year impacts, there is just one area to point out.  Our accounts receivable provision was up nearly $60 million year to year.  Our reserve coverage is up less than 20 basis points, though flat vs. September.

And finally, I want to comment on the impact of currency this quarter.

In the fourth quarter, the hedge activity across cost and expense was neutral in the period, and there was little year-to-year change in the impact from our hedges.  For the last few quarters, we have been significantly impacted by the depreciation of the Yen.  Because our business in Japan is dominated by local services, without cross-border cash flows to hedge, the impact falls largely to the bottom line.  This was the case again in the fourth quarter, and at current spot rates, would continue through next year.  So unfortunately, we’ll be dealing with another year of currency impacts to the bottom line.

Now let’s turn to the segments, and we’ll start with Services.

Services Segments

This quarter the combined Services segments generated $15 billion in revenue, which was down 2 percent as reported, and up 1 percent at constant currency.  Pre-tax profit was up 2 percent and pre-tax margin expanded by 9 tenths of a point.  Total backlog was $143 billion, up 2 percent at spot rates, and up 5 percent at constant currency.  Backlog grew in both the transactional and the outsourcing businesses.

Turning to the two segments, Global Technology Services revenue was $9.9 billion, down 4 percent, or down 1 percent at constant currency, in line with last quarter’s year-to-year performance.  Major markets returned to growth at constant currency for the first time since the first half of 2012, led by Europe, while our growth markets performance lagged.  With revenue down 1 percent at constant currency, our GTS outsourcing performance improved from the third quarter.  We’re starting to benefit from several of the large transformational contracts we signed earlier in 2013.  At the same time, we continue to see a decline in revenue from sales into existing base accounts.  This activity tends to be more transactional in nature and can be economically sensitive.  ITS revenue was flat year to year at constant currency.  We continue to shift the business toward higher value managed services, such as business continuity, security and cloud.  Within our cloud offerings, SoftLayer contributed one point of revenue growth to total GTS.  SoftLayer provides unmatched performance, flexibility and breadth for public and hybrid cloud workloads, and we’ve just made a commitment to significantly expand our global cloud capacity.  Turning to GTS profit, pre-tax profit declined 2 percent in the quarter.  Our growth markets performance contributed to the profit decline.  In addition, we’re continuing to make investments in key growth areas such as cloud, mobility, and security.  While these initiatives are starting to contribute to the top line, we’ll get better profit results as they get to scale.  GTS pre-tax margin expanded by 4 tenths of a point.  The margin improvement was driven by tough-minded spend actions, and benefits from the second quarter workforce rebalancing activity.

Turning to Global Business Services, revenue of $4.7 billion was up 1 percent as reported and up 4 percent at constant currency.  This was a good quarter for GBS, and they again gained share this quarter.  From a geographic perspective, we had growth in each region at constant currency, led by North America and the growth market countries.  Japan continued its solid performance and Europe grew for the second consecutive quarter.  Looking at the GBS business by offering, growth was driven by the practices that address the Digital Front Office.  We delivered double-digit growth in each of our strategic growth initiatives, business analytics, Smarter Planet, and cloud.  We’ve been investing to build capabilities, and now have nearly 20,000 resources in GBS focused on the growing Digital Front Office opportunity.  For example, in the area of big data, our capabilities span from BAO strategy, through Front Office Analytics to Fraud and Regulatory Compliance and Risk Management.  And within our back office solutions that address the Globally Integrated Enterprise, we again grew in implementation services that support the traditional packaged applications.  Looking at GBS profit, pre-tax profit was up 12 percent year to year, and PTI margin expanded 2 points.  The main year-to-year  profit drivers were continued benefit from our enterprise productivity initiatives, and the second quarter workforce rebalancing.  The savings from these actions fuel the investment in our key initiatives.

Now let me take the discussion back up to the total services level.  We enter 2014 with a services backlog of $143 billion, and as we’ve said in the past, approximately 70 percent of revenue in any year is driven by the opening backlog. Looking to 2014, the projected revenue from the backlog is up 1 percent.  The divestiture of our customer care business is expected to close in the first quarter.  That will reduce our backlog and impact revenue growth from the backlog by about 3 points, so overall we expect revenue from backlog to be down 2 percent. Now the balance of the revenue, the other 30 percent or so, comes from yield from current year signings, as well as sales and volumes in our existing client base.  It also includes SoftLayer and some of our cloud services. which generate in-period revenue that isn’t reflected in the backlog.

So to wrap up services in the fourth quarter, we grew revenue, pre-tax profit, and expanded margins.  We continue to see strength in the areas of cloud, business analytics, and Smarter Planet and we’re investing to extend our capabilities.

Software Segment

Our Software revenue of $8.1 billion was up 3 percent, or 4 percent at constant currency.  Our software revenue continues to mix toward our key branded middleware.  With 6 percent constant currency growth in branded middleware, we gained share.

Looking at the results by brand, we had great performance in WebSphere.  Revenue was up 15 percent at constant currency, and we gained share.  We had good growth in both our on-premise Application Server business and newer cloud-based offerings.  We continued strong growth in mobile.  MobileFirst is our comprehensive portfolio of mobile software and services, extending value to our clients to reach new markets and gain competitive advantage.  And our core WebSphere offerings of Business Integration and Commerce delivered strong growth.  We’re continuing to add capabilities in this space.  Last week we closed the acquisition of Aspera, which provides best in-class transfer speeds for movement of big data.  Information Management software grew 5 percent at constant currency, and gained share.  We had our strongest growth of the year in our business analytics software offerings, led by business intelligence and Netezza appliances and Distributed Database was up double digits again this quarter.  In Tivoli, our security business once again delivered another great quarter with double-digit growth.  The transformation driven by mobile and cloud computing is raising the importance of security for enterprise customers everywhere.  We’ve been building our capabilities, and across software and services, we now have 6,000 security experts worldwide, we have 3,000 patents in security and we have 25 security labs worldwide.

Our software value proposition remains strong for enterprise clients.  Our customers continue to increase deployment of our middleware products, and we are investing and gaining share in social, mobile, analytics, cloud, and security. Some of this is delivered in a SaaS model, and we now have over 100 SaaS offerings in our software portfolio.

In 2013, software revenue grew 3 percent at constant currency, with key branded middleware up 6 percent year to year.  Our software pre-tax income of over $11 billion was up 3 percent and we expanded pre-tax margins.

Systems & Technology Segment

Systems and Technology revenue of $4.3 billion was down 26 percent year to year.

System z was down 37 percent against a very strong quarter a year ago, when revenue was up 56 percent.  This quarter we entered the backend of the mainframe cycle and, as expected, we delivered a higher gross margin on a lower base of revenue.  MIPS declined 26 percent following the largest MIPS shipment in mainframe history a year ago.  Let me put the performance of the current mainframe cycle into perspective.  In the current cycle we have shipped 28 percent more MIPS, a measure of capacity, compared to the same period in the prior cycle.  The revenue and gross profit in the current cycle are each about 99 percent of the previous cycle, net of currency.  Mainframe provides the highest levels of availability, reliability, efficiency and security, which positions it as the ideal platform for high volume, mission critical workloads.  This additional capacity that I mentioned is a reflection of the ongoing relevance of the mainframe to our clients, and provides IBM with financial returns consistent with past cycles.

In our Power business, revenue declined 31 percent.  We continue to ship significant capacity into the UNIX market, however this has been more than offset by significant price performance, resulting in lower revenue.  As we’ve said in the past, we have been very successful in the UNIX market, and we are taking two actions to improve our business model here.

First, we are making the platform more relevant to clients.  To achieve this in the fourth quarter, we introduced a new Integrated Facility for Linux offering which enables our clients to run Linux workloads in their existing servers.  This mirrors the successful strategy we executed on our System z platform.  We will expand our Linux relevance even further with POWER 8 later this year, which will provide additional big data and cloud capabilities.  And through our OpenPOWER consortium we are making Power technology available to an open development alliance, building an eco-system around our Power technologies.  Just yesterday, the Suzhou PowerCore Technology Company announced their intention to use IBM’s POWER architecture to provide customized chip design solutions for the China server market.  These effects will take some time.  Secondly, even with these additional capabilities, we recognize that the size of the Power platform will not return to prior revenue levels.  We will take action in this business to reflect the new business model.

System x was down 15 percent at constant currency.  Within that, Pure Systems continues to gain momentum.  Across our hardware products, Pure revenue was up more than 30 percent sequentially.  Globally, we shipped over 2,500 systems in the fourth quarter and over 10,000 systems to date.

Storage hardware revenue was down 12 percent at constant currency.  Our flash solutions continue to gain momentum and contributed a few points of growth this quarter.  Our Storwize product again delivered double-digit growth, which was offset by declines in our legacy OEM midrange offerings.  We also had declines in the high-end, driven by significant pricing pressure.

Profit in Systems and Technology segment was down over $750 million in the quarter and over $1.7 billion for the year.  About half of the fourth quarter decline was driven by System z due to the product cycle, though the platform is secularly strong with a solid business model.  Our other hardware businesses are dealing with business model issues due to market shifts.  We will make these products more relevant while right-sizing these businesses to meet the new value proposition.

Cash Flow Analysis

Turning to cash flow, we generated $8.4 billion of free cash flow in the quarter, which is up $6.2 billion quarter to quarter, but down $1.1 billion year to year. This is a similar quarter-to-quarter increase to what we saw in the third to fourth quarter of 2012, despite the fact that this year we didn’t have the benefit of a z cycle.  Historically, over half of our annual cash flow is generated in the fourth quarter.  In 2013, we generated 56 percent of the full year in the fourth quarter.  This is the highest percentage in several years.

On a full-year basis, we generated $15 billion of free cash flow, which was down $3.2 billion year to year.  There were three key drivers of the year-to-year decline: our operational performance, higher cash taxes and changes in sales cycle working capital.  This was mitigated by lower capital expenditures, and the fact that we prepaid certain retiree medical payments in 2012.  As for the uses of cash for the year, we spent $3.1 billion to acquire ten companies, including three in the fourth quarter, Now Factory, Xtify, and Fiberlink.  We also returned almost $18 billion to shareholders in 2013, including over $4 billion in dividends, and we bought back 73 million shares for approximately $14 billion.  On a net basis, our cash outflow for share repurchases was $12.8 billion.  At the end of the year, we had $14.7 billion remaining in our buyback authorization.

Balance Sheet Summary

Turning to the balance sheet, we ended the year with a cash balance of $11.1 billion.  Total debt was $39.7 billion, of which $27½ billion was in support of our financing business, which is leveraged at roughly seven to one.  Our non-financing debt was $12.2 billion and our non-financing debt-to-cap was 39 percent.  We had good performance in our pension plans in 2013.  The interest rate environment resulted in higher discount rates at year end, particularly in the US, and the pension liability re-measurement resulted in an increase to our equity.  Our defined benefit qualified plans had solid asset returns and continue to be well-funded, and importantly, our cash requirements remain stable.  We continue to have a high degree of financial flexibility and our balance sheet remains strong to support the business over the long term.

Full Year 2013 Summary

Let me start to wrap up with a discussion of the full year from a few perspectives, starting with performance in some key growth areas.

We’ve been continuing to shift our investments to address the key trends in IT, like social, mobile, big data/analytics and cloud.  A few years ago we identified and established objectives for 3 growth initiatives, Smarter Planet, business analytics and cloud, that capture much of these trends.  I’ve talked about how these growth areas have contributed to our performance within the segments, and I want to report on how they’ve done at an IBM level for the year.  Smarter Planet grew about 20 percent year to year, with strength across all areas, including smarter commerce, industry solutions, smarter cities and social business.  We believe that data as a natural resource will drive demand going forward, and big data/analytics will provide the basis for competitive differentiation.  In 2013, we grew business analytics revenue 9 percent led by GBS, and by software.  This is now nearly a $16 billion business for us, which you’ll recall was our original target for 2015.  We’ve already taken our 2015 objective for business analytics revenue up to $20 billion.  Our cloud solutions address the full scope of customer requirements, private clouds, public clouds and hybrid clouds, as well as platform and SaaS-based solutions.  For the year, we delivered $4.4 billion of revenue for cloud-based solutions, that’s up 69 percent year to year, and within that, $1.7 billion was delivered as a service.  As we’ve said in the past, there’s overlap between these initiatives.  In total, software makes up about half of that combined content.  This improves our business mix and contributes to our margin expansion.

Now looking at 2013 from a segment perspective, our software business continued to grow, fueled by these key areas.  We returned to revenue growth in GBS, leveraging the investments we’ve made in the digital front office, and our GTS revenue trajectory improved and is stabilizing.  In software, services, and financing, we grew profit and expanded margin.  Clearly we do have some underperforming areas.  First, we have a business model issue in parts of our hardware business, which we’ll address through targeted investments in areas like flash, and Power Linux, and by right-sizing for the demand characteristics we expect.  And second, we’ve had recent declines in some of the growth markets, where we’ll continue to invest to capture the longer term opportunity.  And keep in mind we’re dealing with a currency headwind, and at current spot rates this will continue into 2014.

In 2013, we continued the transformation of the portfolio, shifting to higher value. We maintained high levels of investment including $6 billion in R&D, $4 billion in capital, and $3 billion in acquisitions, adding significant capabilities to support key areas of growth.  At the same time, we announced the divestiture of our customer care business, which we expect to close in early 2014.  We’re continuing to add to our capabilities, and improve our position for the future.  Let me give you a couple of examples.  Last week we announced a significant investment to expand our global cloud footprint.  We’ve committed $1.2 billion to double our SoftLayer centers, and with 40 cloud datacenters in 15 countries, IBM will have cloud centers in every major geography and key financial center.  And earlier this month we announced a billion dollar investment in Watson, and established a new “Watson Group.”  This new unit is dedicated to the development and commercialization of cloud-delivered cognitive innovations.

Completing the wrap up of the year, we also improved our ongoing effective tax rate, we benefitted from discrete tax items, and we returned a significant amount to shareholders.  All together, we continued to position our business for the long term, while dealing with some significant business model issues in hardware.  As we look forward to 2014, we’ll continue our transformation, shifting our investments to the growth areas, and mixing to higher value.  We’ll acquire key capabilities, we’ll divest businesses, and we’ll rebalance our workforce, as we continue to return value to shareholders.  Our current view of all of this is included in our expectation of at least $18 of Operating EPS in 2014.  That’s up 10 ½ percent from $16.28 in 2013.  Some of the actions will be early in the year.  For example, in the first quarter, we expect the initial closing of the sale of our customer care business, and to take the bulk of our workforce rebalancing actions, which we’re currently working on.  We’ll see the benefits of the first quarter rebalancing action later in the year.  As a result, we expect our first quarter EPS to be about 14 percent of the full year, reflecting the modest gain, workforce rebalancing charge, and continued impact from currency.  For these reasons, our first quarter skew in 2014 should be lower than our historical skew, which has been about 18 percent of the full year over the last few years.  And importantly, we expect to grow our free cash flow in 2014 by about a billion dollars.  That’s faster than net income, even after absorbing another significant cash tax headwind, and growing capital expenditures.  All of this keeps us on track to our 2015 objective of at least $20 of Operating EPS.

Now Patricia and I will take your questions.

Closing

Thank you, Martin.  Before we begin the Q&A I’d like to mention a couple of items.  First, we have supplemental charts at the end of the slide deck that provide additional information.  And second, I’d ask you to refrain from multi-part questions.

Chris, please open it up for questions.

END OF PREPARED REMARKS.

The comments Mr. Schroeter made during the question and answer period in connection with this presentation included the following:

And as we noted in the call, because we are going be taking our workforce rebalancing charge earlier than we did last year, it will be in the first quarter.  So on a full-year basis, there won’t be any year-to-year impact.  We do expect that will be about a billion dollars — again, same as last year, plus or minus $100 million, we’re still doing the work.